EXHIBIT 99.1
For Immediate Release
Local.com Enters Into a Letter of Intent to Acquire soUno Directional
Media Solutions, Adds over 13,000 Proprietary Local Advertisers
IRVINE, CA and TULSA, OK — January 23, 2007 - Local.com Corporation (NASDAQ: LOCM) today announced that it has entered into a letter of intent to acquire soUno Directional Media Solutions, LLC, a provider of online yellow pages advertising to small businesses, for $2.25 million in cash plus $6.75 million in Local.com common stock (valued based on the 20-day trailing average up to January 19, 2007). In addition, certain soUno employees are eligible to earn up to $4.5 million in cash and common stock over the two-year period following the closing based upon the achievement of specific financial objectives.
soUno markets online yellow pages advertising to small businesses nationwide. soUno’s 13,000 local advertisers each pay an average of approximately $300 per year for inclusion in search results on www.souno.com. soUno has local exchange carrier (LEC) billing capabilities in 50 states, giving advertisers the option of paying their online advertising fees with their phone bills. Based in Tulsa, Oklahoma, soUno has approximately 20 employees.
Local.com powers www.souno.com with its LocalConnect search platform, which provides both algorithmic search results as well as a local ad serving platform that soUno utilizes for advertiser account management purposes.
Following the transaction:
•	soUno will be incorporated into Local.com

•	Local.com will provide soUno advertisers with premium placement on www.local.com

•	soUno will expand Local.com’s direct marketing efforts in order to continue growing the number of proprietary local advertisers

•	New ad products will be co-developed, engineered by Local.com, and sold by soUno to small and medium sized businesses

•	Local.com will develop new search engine marketing campaigns in order to complement soUno’s marketing efforts
www.souno.com attracts approximately 150,000 unique monthly visitors. New and existing advertisers will be placed on www.local.com, which attracts around 10 million unique monthly visitors, providing an improved value proposition for soUno’s advertisers. Local.com believes this will also improve the return on soUno’s marketing efforts. The acquisition of soUno provides Local.com a sizeable entry into the sub-$500/year advertiser market.

“We have been impressed with soUno’s growth during our partnership and feel we share a common vision in local search,” said Heath Clarke, Local.com CEO. “There are considerable synergies we intend to leverage — Local.com has great search traffic and leading technologies, and soUno has developed an efficient sales channel. We believe that working together enables us to grow our business even faster. We look forward to working closely with the soUno team on integrating our efforts to become the leader in local search.”
“We are excited to become part of the Local.com team,” said Lynn Mitchell, soUno CEO. “We believe this transaction provides us with the ability to build upon our respective strengths and capitalize on the enormous opportunity in the local search market. Local.com will allow us to deliver an even better product to existing soUno advertisers as well as to attract and retain new advertisers.”
The acquisition is subject to the completion of due diligence, negotiation and execution of a definitive agreement, approval by Local.com shareholders, as well as customary closing conditions. Closing is expected to take place in April 2007. Additional information related to this transaction will be disclosed with the execution of the definitive agreement.
Financial Highlights
According to soUno, unaudited 2006 financial results indicate that soUno achieved approximately $2.8 million in revenue and was cash flow positive. soUno is expected to be accretive to Local.com earnings in 2007.
About Local.com
Local.com (NASDAQ: LOCM), is a Top 100 website attracting approximately 10 million visitors each month seeking information on local businesses, products, services, people and jobs. Powered by the company’s patent-pending Keyword DNA® and local web indexing technologies, Local.com provides users with targeted, relevant local search results, including special offers from local businesses, user reviews, local businesses’ website links, maps, driving directions and more. Businesses can advertise on Local.com with subscription, pay per click, banner and pay per call ad products.
About soUno
soUno is a leading provider of local Internet-based yellow pages interconnecting consumers, merchants and national advertisers. soUno helps consumers quickly and easily find and compare local businesses offering specific products and services, while creating revenue opportunities for merchants. soUno is committed to delivering highly qualified, web generated leads to businesses of any size and providing services and technologies that utilize the Internet to facilitate commerce for those businesses. For more information, go to www.soUno.com.
Forward-Looking Statements
All statements other than statements of historical fact included in this document regarding our anticipated financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this report, words such as “anticipate,” “believe,” “estimate,” “plans,” “expect,” “intend” and similar expressions, as they relate to Local.com or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our ability to monetize the Local.com domain, incorporate our local-search technologies, market the Local.com domain as a destination for consumers seeking local-search results, grow our business by enhancing our local-search services, expand our Advertiser and Distribution Networks, expand internationally, integrate and effectively utilize our acquisitions’ technologies, develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.
Our Annual Report on Form 10-KSB, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
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